VOLTAGEX

Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles

Service Agreement

This Service Agreement (the "Agreement") is made and effective as of 1 July 2022 by and between:

Voltage X Innovation Limited whose registered office is at Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles (the "Agency") and

Top Tree International Consulting Limited, a limited liability company whose registered office is at 27F, No.9 Songgao Rd. (Uni-President International Building), Xinyi Dist, Taipei, Taiwan (the "Client")

Reference to **Engagement Agreement**:

This Service Agreement is subject to and supplements the **Engagement Agreement** dated [1st July 2022] between Voltage X Innovation Limited and Top Tree International Consulting Limited. All terms and conditions outlined in the Engagement Agreement apply to this Service Agreement and shall be cross-referenced as necessary.

Project Lead	Job Description	Contract period
Sam Ling	Digital Marketing Retainer Service	1st July 2022 to 30th June 2023 (12 Months)

Scope of Work Contract Period: 1 July 2022 to 30 June 2023 (12 Months)	Service Fee
Australia Monthly Retainer Service	
Digital Marketing Services - Overall Social Media Account Management FB/IG post copy translation from EN to TC per month bespoke FB/IG post direction and copy translation from EN to TC per month Monthly content calendar planning and post scheduling *2 rounds of copy amendments per post - Community management (message enquiry handling) - Monthly meeting - Social Post Ad Boosting Platforms: Facebook & Instagram Ad set development and ad targeting Daily performance monitoring and optimization *Suggested engagement budget: USD100-500 per post - Monthly Performance Report Remarks * Non-listed items and 3rd party cost will be quoted separately	USD40,000/ Month (12 months contract) Remarks: 15% handling charge on final ad boosting budget
Potential Services	
1) Lead Generation Ad Campaign Lead generation ad development 2 static ad creatives and 1 video ad creative (up to 1 min) Ad set development and ad targeting Bilingual ad copywriting in EN & TC Daily performance monitoring and optimization Lead updates two times a day at 12:00PM & 6:00PM HKT Campaign duration: 14 – 30 days One-off campaign performance report *Suggested ad budget: USD500+	USD12,000/ campaign (12 campaigns per year) Remarks: 15% handling charge on final ad boosting budget

VOLTAGEX

Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles

2) Always-On Ad Campaign (Digital branding) Always-on ad development 1 static ad creative Bilingual ad copywriting in EN & TC Daily performance monitoring and optimization Lead updates one time a day at 6:00PM HKT Ad period: 7 – 14 days One-off ad performance report *Suggested ad budget: USD500+	USD8,000/ campaign (12 campaigns per year) Remarks: 15% handling charge on final ad boosting budget
Total :	USD720,000

Terms & Conditions:

Billing and Payment Terms:

Total service fee is USD720,000 and will be billed to Client in 12 instalments.
1. Payments can be made by cheque to Xact Digital Limited.
Bank Name: The Hongkong and Shanghai Banking Corporation Limited (HSBC)
SWIFT Code: HSBCHKHHHKH
Bank Code: 004
Account Number: 741-517262-838

2. Payment can also be made through bank transfer. Please kindly provide a receipt after the transaction is made.

We expect payment to be made within 14 days against all invoices. Agency shall kickstart this contract upon receiving the first instalment payment. Payment shall be paid upon the due date listed in the monthly invoice to start the work for each month. Outstanding payment will be charged an additional 2% per week. (Late payments less than 7 days will still be counted as 1 week).

Agency has the right to on hold services in this contract if payment is overdue for more than 30 days. Services shall assume upon receiving the outstanding payment. Agency is not responsible for the potential negative impact / delay of the project it might cause (if any) due to the pause of the service.

Financial Arrangements
Any professional work beyond the Scope of Work outlined in this quotation will be negotiated separately. No work will begin without the Client's prior approval.

Out-of-pocket expenses
Out-of-pocket expenses (with Client's prior approval) will be billed as actually incurred and shall include, but not be limited to stationery materials, translation, postage, messenger/courier and faxes, local taxi travel only for event(s) finishing after 11pm.

Third-Party Expenses
Upon mutual agreement, whenever third-party suppliers are engaged and Coco Alexandra PR & Events is responsible for the final quality control and invoice processing, we will charge the industry standard of 15% service fee on the supplier's invoice. In purchasing materials or services on your behalf, and subject always to your prior written consent, Coco Alexandra PR & Events will act as an agent and may state this relationship in contracts.

Confidentiality

VOLTAGE X

Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles

We acknowledge that all information, documentation and other material provided to us by Client or otherwise obtained by Agency in connection with this Agreement and all reports generated by Agency for Client hereunder are highly valuable, confidential and material to the interest, business and affairs of Client. In that regard, Agency agrees to treat all Confidential information, whether oral or written and whether already furnished, or hereafter provided to the Agency or any of its directors, officers, employees, agents or representatives, confidentially. Agency shall not disclose such information without the prior consent of the Client except if the disclosure is required by law, regulation or another compulsory process.

Confidential information shall not include information that is already in the possession of Agency or becomes available to Agency on a non-confidential basis from a source other than Client, provided, in each case, that such information is not known by Agency to be subject to another confidentiality agreement with, or other obligation of secrecy to, Client; or becomes generally available to the public other than as a result of a disclosure by Agency or any of its Representatives.

Approval and Authority

The Agency will acquire written approval by the Client of all drafts, proofs or estimates before proceeding to publication and/or before entering into any contracts with suppliers.

The Agency shall be required to first obtain the Client's authorization and approval prior to circulating any news releases or press kits as well as other information and documentation pertaining to Client and/or Trade Secrets.

Publication

After the information has been issued to any third party, following approval by the client, its use is no longer under the Consultant's control. The Consultant cannot guarantee the use of any information or materials by a publication or other media, nor when anything is published or broadcast that because of editing or misquotation it will be completely accurate. However, the Consultant agrees that it shall be fully responsible if any inaccurate or damaging use of information or material relating to the Client arises from any negligent act or omission of the Consultant.

The Client agrees that in so issuing information, the Consultant is acting solely as the agent of the Client for the specific brand/label – Top Tree International Consulting Limited (Client)

Entire Agreement

This Agreement represents the entire agreement between the parties and supersedes any previous communications, representations or agreements in respect to the subject matter thereof. No change, addition or modification of any part of the terms or conditions herein shall be valid or binding on either party unless in writing and signed by an authorized representative of both parties.

Governing Law

This Agreement is made and shall be construed and interpreted in accordance with the laws of the Hong Kong Special Administrative Region, applicable to contracts made and to be performed entirely therein.

Copyright

Ownership of photos, concepts and any other intellectual property developed under this Agreement shall transfer from PR to Client only after full payment of the final invoice.

Kill Fee Schedule & Termination

Upon written notification, the Client has the right to terminate this contract with a Letter of Agreement. The terminating party must give 60 days notice for the contract to be terminated.

Signed for and on behalf of Voltage X Innovation Limited

Dan Lun
Director
Voltage X Innovation Limited
Date: 01 JUL 2022

Accepted and agreed by Top Tree International Consulting Limited

Wong Chun Lam
Director
Top Tree International Consulting Limited